Exhibit 99.1

American States Water Company
Announces Approval by CPUC of Increase
in Rates

San Dimas, California, August 20, 2004.... American States Water Company (NYSE:AWR) announced that the California Public Utilities Commission (“CPUC”) approved rate increases today for Regions I and II of its Southern California Water Company (“SCW”) unit. The rate increases in three customer service areas of SCW’s Region I will generate annual revenues in 2004 of $382,100 and will be retroactive to January 1, 2004. The rate increases in SCW’s Region II customer service area will provide for increased revenues of $5.2 million in 2004 and additional increases of $5.4 million and $5.2 million in 2005 and 2006, respectively. The rate increases for 2005 and 2006 are subject to an earnings test.

Furthermore, due to delays in the CPUC’s review and processing of these General Rate Case applications, SCW had obtained authority from legislation adopted in 2002, for interim rates that were effective on February 14, 2004, subject to refund. The decision today authorized new rates for 2004 that will be retroactive to February 14, 2004. SCW was authorized to file an advice letter to recover or refund, over a period not less than one year, the difference between the interim rates authorized in February 2004, and the new rates authorized in today’s decision.

Commenting on the decisions, Floyd E. Wicks, President and Chief Executive Officer, stated, “The Company is very pleased with the CPUC’s actions in approving these increases today. It is especially gratifying that the new rates are retroactive to earlier this year, reflecting the hard work of many water industry professionals in effecting change in California law to eliminate the unfair “regulatory lag” in the rate-making process. A fair and equitable regulatory process is good for customers and shareholders alike. The previous uncertainty in obtaining fair rates through the regulatory process has caused the debt rating agencies to take a negative outlook toward California utilities which only hurts customers of the utility, in the form of higher interest rates. Today’s CPUC decision will send a positive signal to those rating agencies.”

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause the actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company (“AWR”) is the parent company of Southern California Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,000 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California and contracts with various municipalities in both California and Arizona to provide services to an additional 97,000 customers.

CONTACT:	Robert J. Sprowls
Chief Financial Officer and Treasurer
Telephone: (909) 394-3600, ext. 647